Exhibit 99.2

RENAISSANCE LEARNING

Q3 EARNINGS CONFERENCE CALL

October 21, 2010

Operator:  Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to Renaissance Learning's Third Quarter Earning Conference Call.

At this time, everyone is in a listen-only mode.

Later, there will be an opportunity for you to ask questions and instructions will be given at that time.

As a reminder, your conference is also being recorded.

At this time, I would like to introduce to you, Chief Financial Officer, Mary Minch.

Go ahead, Ms. Minch.

Ms. Mary Minch:  Good afternoon.  I’m Mary Minch, Chief Financial Officer of Renaissance Learning, and with me today is Glenn James, our Chief Executive Officer, and Steve Schmidt, our President and Chief Operating Officer.  We'd like to welcome everyone to our third quarter conference call.

Before beginning, I need to point out that this call may include information constituting forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives and management's expectations with respect to orders and financial results for future periods.

These forward-looking statements are based on current expectations and various assumptions which management believes are reasonable.  Any such forward-looking

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statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or could contribute to such differences include those matters disclosed in our third quarter earnings release and in the Company's Securities and Exchange Commission filings, including Forms 10-K and 10-Q.

I’ll begin our call today with a review of the third quarter financial results, and then Steve and Glenn will provide some brief comments about our operations.  Following our comments, we will be happy to take your questions.

Third quarter revenue of $32.6 million was up about 3 percent from third quarter 2009 revenue of $31.8 million.  Net income was $6.2 million or 21 cents per share compared to $5.2 million or 18 cents per share in the third quarter of 2009.

Our product revenue was down $800,000 or 4 percent.  Within product revenue, NEO revenue was actually down $2.3 million or about 45 percent, while shipments of NEO units decreased by about 29 percent compared to the same quarter in the prior year.  The unit decline was less than the revenue decline due to the price decrease that we implemented in January.

The decline in NEO revenue was somewhat offset by software as a result of both strong orders in the period and from revenue recognized from prior period subscription orders.  In addition, product revenue was also helped out by about $600,000 from a 2Know response system order backlog from the second quarter.

Service revenues increased by about $1.6 million or 17 percent and reached a new quarterly record of $11.5 million this quarter.  Service revenues compared to the same

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quarter in the prior year have now increased for 14 consecutive quarters.  And nearly all service revenue categories increased in the quarter.

Due to strong third quarter orders, deferred revenue increased by a record $27.3 million to a new high of $80.7 million in the quarter.  This compares to the previous record increase set in the third quarter last year of $21.6 million and the previous record high balance also achieved in the third quarter last year of $62.5 million.

As our order pattern continues to become more seasonal, with approximately 40 percent of our orders occurring in the third quarter, the buildup in deferred revenue bodes well for our top line revenue in the quarters ahead, and it helps to smooth out future revenue despite the order seasonality.

Total gross profit margins for the quarter were 78.7 percent, up from 77.6 percent last year.  Product gross margins were 84.5 percent, up from 83.2 percent in the third quarter of 2009, primarily due to a greater mix of software this period.

Service gross margins increased to 68 percent from 65.2 percent in the prior year.  The improvement was once again due to continued leveraging of our fixed cost in nearly all of our service areas.

Total operating expenses were about flat compared to the same quarter last year.  Selling and marketing expenses decreased about $200,000.  Some increases in selling expense due to higher commissions associated with the higher order levels were offset by decreases in marketing expenses due to reduced advertising cost and the timing of certain tradeshow expenses.

Product development expenses and general and administrative expenses both increased just slightly over the prior year.

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With respect to operating expenses going forward, we continue to expect selling and marketing expenses to fluctuate with order rates.  Although not yet evident this quarter, we do expect increases in product development cost of approximately 5 percent to 10 percent per quarter as a result of development efforts related to enhancements to our STAR products.  In addition, wages are increasing modestly affecting all expense areas.

The third quarter tax rate was 28 percent, down from previous quarter levels, due primarily to the statute of limitations expiring on certain of our tax positions that were previously reserved for.  The adjustment to this year’s Q3 tax rate increased EPS by about a penny and a half more than the tax benefit recorded due to statute of limitation issues in the third quarter last year.

I expect that the tax rate for the fourth quarter will be about 37 percent, excluding audit adjustments or changes to the tax law.

The strong order rates experienced in the quarter also had significant effects on our operating cash flow and our accounts receivable balance.  Operating cash flow was a record $24.3 million compared to $16.7 million in the third quarter of 2009, which was the previous quarterly high.

Cash and investments totaled $70 at September 30th, up from $49 million at June 30th due to our strong operating cash flow, offset by $2 million in dividends about $1 million used to repurchase 103,000 shares of stock during the quarter.

Our accounts receivable balance of $21 million is high due to the seasonal strong sales in the third quarter, but it bodes well for another strong cash flow performance in Q4.  The quality of our accounts receivable remains strong.  Days sales outstanding was 52 days, mainly due to the deferred revenue increase since the invoice amounts are

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reflected in our accounts receivable balance, but the revenue has not yet been realized on the income statement.

If the change in deferred revenue is taken into account, providing a more accurate reading of the age of our accounts receivable, days sales outstanding are just 29 days.

Now, I’ll turn it over to Steve to provide additional comments about our operations.

Steve?

Mr. Steve Schmidt:  Thank you, Mary.

I’m very pleased with most aspects of the third quarter results.  Despite the challenging funding environment and schools being cautious with their spending, we were able to grow orders by 11 percent to $58.4 million in the quarter.  Software orders grew by 16 percent to $55 million and continue to show growth across all product lines.

Renewal rates remained strong and new adoptions and customer upgrades to Renaissance Place were good, particularly considering the economic environment.

These factors, along with the subscription price increase implemented late in 2009 associated with new product reports and features, all contributed to the strong order performance.  The disappointment, as Mary mentioned, was the weak hardware orders, which were down 37 percent in Q3.

Reading orders continued to show steady growth and healthy renewal rates.  We don’t finalize tabulations on third quarter renewals until further into the fourth quarter, but we project that orders are well on track to continue in the mid 90 percent range for reading school renewals.  And for those schools that renew, our student renewal or utilization rate is about 100 percent.

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Math orders also continued to experience strong growth rates across all three math products - Accelerated Math, STAR Math and Math Facts in a Flash.  Similar to reading renewals, math renewal rates remained consistent with historical trends, and we expect they will remain in the mid 80 percent range for school renewals and about 100 percent for student renewals in those schools that renew.

Of course, our business model is now very reliant on subscription renewals, and we’re very pleased to be keeping renewal rates from slipping despite the financial pressures on schools.  The continued strong renewal rates are further evidence that our customers realize the value and importance of our products in the learning process.

The National Dropout Prevention Center gave Accelerated Reader and Accelerated Math their highest rating as both prevention and intervention tools for students at risk, further evidence of the effectiveness of our products.

The number of schools using our Renaissance Place platform also continues to grow.  We added more than 1,000 RP schools in the third quarter, bringing the total number of schools actively using Renaissance Place to over 33,000.  Of those Renaissance Place schools, about 27,000 or over 80 percent are hosted.

Schools using Accelerated Reader Enterprise number over 26,000, an increase of more than 1,200 schools in the quarter.  As mentioned previously, we continue to see that customers upgrading to the enterprise version of Accelerated Reader from the desktop version on average increase their annual spending with us by over $1,000 per year in addition to adding hosting and professional development revenue.

The Renaissance Place and hosting growth continues to have a significant impact on the makeup of our revenue.  Our subscriptions and related recurring services as a

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percent of our total software and services revenue was 67 percent in the quarter compared to 58 percent in third quarter last year.

As noted, NEO orders were weak this quarter.  NEO orders declined by $2 million or about 44 percent compared to the same quarter last year.  As Mary mentioned, we reduced prices on NEO by about 30 percent the first of this year, and the budget pressures schools are facing are particularly impactful on hardware purchases, which are more discretionary, while last year’s stimulus monies were available for such purchases.

We continue to believe the NEO2 is the ideal solution, not only for writing and keyboarding, but also for the many other applications and features it provides.  And we expect improved NEO2 sales results going forward.

Orders for the 2Know classroom response system continued to be solid in the quarter.  Order dollars declined slightly due to the January price decrease.  However, unit volume increased over 30 percent.

The 2Know response system continues to receive strong customer attention as a best in class response system, and therefore, we expect to see improved growth in this product line in the quarters ahead.

Now, I’ll turn the floor over to Glenn for some additional thoughts on the quarter and on our initiatives and outlook for the next several quarters.

Glenn?

Mr. Glenn James:  Thank you, Steve.

I’m really pleased with our performance in my first quarter with the company.  I won’t try to take credit for that, as the company’s strong products, solid business model

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and strategies and commitment to our customers and accelerating learning is what makes a difference.

Schools are facing very challenging budget situations, and yet our renewal rates remain very solid.  Software orders grew by 16 percent.  The customer base continues to grow.  Deferred revenue growth and balances have achieved record levels, and our cash flow and overall financial position remains outstanding.

Operating cash flow in particular stands out as a highlight at the record $24.3 million level, which illustrates the strength of our business model in generating extremely strong cash flow.  Our products truly make a difference in the classroom and are affordable.

With our strong underlying fundamentals, we continue to perform well even in difficult circumstances.

The strong performance is gratifying, but we continue to strive for ongoing improvement and greater growth.  One key area of focus is growth in new schools and school upgrades to the hosted enterprise version of our products.  The overall revenue opportunity is greater for us with enterprise and the value proposition for the school is also much better

In addition, we’re focusing on school improvement and demonstrating the effectiveness of our products and services in transforming low performing schools.

Our SetPoint initiative was not as successful in signing the number of schools as we had originally targeted, but we have now signed several schools under the SetPoint offering with our partner JBHM Education Group.  We’re also pursuing more school-wide improvement opportunities in schools that are not failing but still strive to improve,

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and we expect to achieve success in the school improvement arena, which we believe could be a substantial catalyst for improved growth.

We’re also doing a significant amount of work to enhance our STAR products.  With a growing awareness of the importance of formative and benchmark assessments, we believe STAR could provide substantial additional growth in the years ahead.  We’re adding capabilities to benchmark against the new common core standards and existing state standards and provide specific skills data, proficiency reporting toward high stakes state tests and instructional planning reports for students’ progression of learning.

The enhanced comprehensive version of STAR is expected to be available for the 2011/2012 school year at a higher subscription price than our current pricing for STAR.

Our Urban School initiative is still in the early stages, but we continue to believe that working more closely with large urban districts presents a substantial opportunity for us.  We did achieve several large orders in Q3 from these urban districts that we’re working with, but the full impact of our efforts and focus are still ahead of us.

The challenging economic environment and tight school budgets that we’ve mentioned look to be a part of the landscape, at least through the 2011/2012 school year.  States are still wrestling with budget deficits, affecting their ability to fund education.  And while a recent survey conducted by the National Council of State Legislatures confirms that states are experiencing an increase in revenues and have begun their fiscal recovery, it is happening very slowly.

Two-thirds of the states are forecasting continued budget deficits in fiscal 2012, and nearly half the states are projecting deficits in 2013, as well.  Twelve states were recently awarded Race to the Top funding of $4 billion, and the Federal Jobs Bill passed

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in August authorized $26 billion in additional aid, $10 billion of which was targeted to education.

The jobs bill funding is to be used to save jobs within schools, and while this money is not directly available to purchase our products and services, it goes a long way to helping schools shore up their financial position, which is indirectly beneficial to our business.

Race to the Top funding is a more direct opportunity for us.  All in all, the current school year probably offers a slightly more positive funding environment than we had anticipated might be the case, but we still expect a prolonged period of tight school budgets.

We’re well positioned to grow, despite these economic constraints affecting education spending.

At this point, we’ll be happy to answer any questions that you have.

Operator?

Operator:  Ladies and gentlemen, if you are calling as a representative of an investment firm, you are invited to ask questions at this time.

Please press star, one on your telephone keypad if you’d like to ask a question.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you would like to remove your question from the queue.

Our first question is from Jason Anderson with Stifel Nicolaus.  Please go ahead.

Mr. Jason Anderson:  Good evening, everybody.  I’m in for Bob and Jerry today.

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Good quarter.  Just a question - we’re trying to get our hands on, as everybody is, on 2011, 2012.  And I--Glenn, thanks for your comments and the rest of you regarding that.

But just if we could get any more color, maybe just on, as you go through a strong renewal period, it looks like you had strong renewals and order flow--did you get the sense from interactions with your customers that, you know, this is--you know, are they more nervous about going--you know, the years ahead, did they tend to take out longer--I see the long term deferred revenue was up nicely.  Did they take out longer contracts?  Any color you could give to us there?

Mr. Steve Schmidt:  Sure, Jason.  This is Steve.

I’m not sure we get a clear reading in talking to the customers.  They are struggling, despite the additional funding that Glenn described in terms of the jobs bill, which did help them out some, and Race to the Top money, which is coming to some states, and some stimulus money still being available.

It’s pretty clear that schools are still challenged with budgets and that finding the funds is still a piece of the decision in making renewals or buying new products.

You know, that said, I--as I mentioned in my comments, they clearly see the value of our products and we were very pleased with the renewal rates.  But there’s a clear caution in their thinking at this point.

And some of that could be for the balance of this school year.  There’s talk of some states, implementing further cuts.  I saw an article on California the other day looking to potentially cut education another $3 billion yet this school year, and of course, still a lot of uncertainty about the following school year.

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So, we’re not out of the woods yet.  There’s gonna be some challenges ahead.  But, we’re real pleased with how we came through the third quarter, which is a pretty good indicator of the school year and the success that we hope to continue to have.

Mr. Jason Anderson:  Okay.  Thanks for that.

And, you mentioned Race to the Top a couple of times.  And I--they’ve done two phases.  I think they’ve announced two phases.

One, do you know if the funds have actually been dispersed on those to the--or to the states?  And also, what other--I know there’s some other innovation funding buckets.  I thought--I think I’ve seen a dollar amount for maybe $10 billion out there towards innovation type, initiatives.

Could you go through any of those, if there are others, and maybe what stage in the game some of those are in, if you know?

Mr. Steve Schmidt:  Yeah, the innovation funds that I’m aware of, or at least those that are proposed at this point, are considerably smaller than 10 billion.  But, there are some selected initiatives that may or may not go through.

In terms of Race to the Top, the majority of states do not have their money yet.  There’s a lot of application and distribution and RFPs and a lot of administrative process yet before that money is gonna be spent.

I don’t know about the initial two states.  They may be a little bit further along in the process.  But, it’s still pretty early to be seeing that Race to the Top funding.

Mr. Jason Anderson:  Great.

Also, I don’t think we’ve gotten an update on this in a while, but, could you give us the number of districts of your customers using your reading product, the number

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using math, and then the number using STAR?  And I’m interested in STAR on the penetration rate there.  You know, it appears to be a growth driver for you in the future.  Just trying to get some scope on that.

Ms. Mary Minch:  Sure, Jason.

The number of schools using our reading products is at about 55,000 and math is about 22,000.  And our STAR products, I don’t have in front of me--I do, I’m sorry--is about 45,000.

And in terms of penetration and the number of products per school, we’re still in that about two and a half products per school range that we’ve been in.

Mr. Jason Anderson:  Okay, great.

One more.  Mary, maybe you could help me with this last one here.  The--we were pretty below your results there on the expense items.  Is there--I know you mentioned product and development probably being up 5 to 10 percent in the future.  Is that--I mean, would that be a run rate to use for fiscal 2011, and any other guidance on any of the other line items you could help us with?

Ms. Mary Minch: I think that is a pretty good run rate to use going forward, Jason, in terms of product development expense.  As we said, it relates to our enhancements to the STAR products going forward.

I don’t anticipate a lot of changes in the G&A side.  And as you know, selling and marketing can fluctuate – there are several variables there, but primarily with our order rates.

Mr. Jason Anderson:  Great.  Thanks for all the help.

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Operator:  As a reminder, if you’d like to ask a question, please press star, one on your telephone keypad.

There are no further questions in queue.  I’d like to turn the call back over to Glenn James to close it.

Mr. Glenn James:  We continue to generate strong results, and despite the fact that tight school budgets and constraints on education funding will likely exist for the rest of this school year and the next, we believe we can continue to grow and thrive due to our strong products, healthy financial position and our unwavering commitment to helping our nation’s teachers make a difference in the education of their students.

I want to thank everybody for joining us today, and we’ll talk with you again in February.

Operator:  This concludes the teleconference.  You may disconnect your lines.  Thank you for your participation.

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